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                       June 11, 2020

       Stephanie M. Risk-McElroy
       President and Chairman of the Board
       George Risk Industries, Inc.
       802 South Elm St.
       Kimball, Nebraska 69145

                                                        Re: George Risk
Industries, Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2019
                                                            Filed August 13,
2019
                                                            File No. 000-05378

       Dear Ms. Risk-McElroy:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing